                                                                     EXHIBIT 5.1


                  SALANS HERTEFELD HEILBRONN CHRISTY & VIENER



                                                             November 22, 1999

             Sensormatic Electronics Corporation
             951 Yamato Road
             Boca Raton, Florida 33431-0700

             Ladies and Gentlemen:

                    We have acted as counsel to Sensormatic Electronics
             Corporation, a Delaware corporation (the "Company"), in connection with its Registration Statement on Form S-3 (Registration No. 333 - 53457) (the "Registration Statement"), filed pursuant to the Securities Act of 1933, as amended (the "Securities Act"), relating to (i) the offering from time to time by certain holders (the "Selling Securityholders") of (1) 6,900,000 depositary shares (the "Depositary Shares") each representing a one-tenth interest in a share of 6 1/2% Convertible Preferred Stock ("Convertible Preferred Stock"), liquidation preference $250.00 per share, par value $0.01 per share, of the Company, (2) 690,000 shares of Convertible Preferred Stock, (3) 8,837,090 shares (the "Common Shares") of common stock, par value $0.01 per share, of the Company (the "Common Stock") issuable upon conversion of the Convertible Preferred Stock and/or the Depositary Shares and (ii) the issuance from time to time by the Company of shares of Common Stock in lieu of cash as dividends on the Convertible Preferred Stock (the "Dividend Shares") or as liquidated damages under the Registration Rights Agreement (the "Registration Rights Agreement"), dated as of April 13, 1998, between the Company and the Initial Purchasers referred to below (the "Liquidated Damages Shares"). The Depositary Shares were originally issued by the Company in a private placement on April 13, 1998, pursuant to the Purchase Agreement (the "Purchase Agreement") dated as of April 6, 1998 between the Company and the Initial Purchasers referred to therein, and were subsequently resold by the Initial Purchasers thereof in private sales pursuant to exemptions from registration under the Securities Act.

             Sensormatic Electronics Corporation
             Page 2                                          November 22, 1999



                              As such counsel, we have examined and are
             familiar with the following: (a) the Restated Certificate of Incorporation of the Company, as amended, (b) the By-Laws of the Company, as amended, (c) the minutes of the meetings of the stockholders, Board of Directors and Finance Committee of the Company, (d) the Purchase Agreement, (e) the Certificate of Designations of Voting Power, Designation Preferences and Relative, Participating, Optional and Other Special Rights and Qualifications, Limitations and Restrictions of 6 1/2% Convertible Preferred Stock of the Company, filed with the Secretary of State of the State of Delaware on April 9, 1998 (the "Certificate of Designations"), (f) the Deposit Agreement, dated as of April 13, 1998, between the Company and BankBoston, N.A. (the "Deposit Agreement"), (g) the Registration Statement and (h) such other documents and instruments as we have deemed appropriate. In such review, we have assumed the genuineness of all signatures, the authenticity of all documents submitted as originals and the conformity to the original documents of all documents submitted to us as copies.

                              Based upon the foregoing, and assuming that
             applicable provisions of the Securities Act and the securities or "blue sky" laws of various states shall have been complied with, we are of the opinion that:

                              1. The Depositary Shares and/or shares of
                      Convertible Preferred Stock to be offered by the Selling Securityholders are duly authorized and duly and validly issued, fully paid and nonassessable.

                              2. Upon conversion of (a) the Depositary Shares
                      into Common Shares in accordance with the Deposit Agreement and the Certificate of Designations and (b) the shares of Convertible Preferred Stock into Common Shares in accordance with the Certificate of Designations, such Common Shares to be offered by the Selling Securityholders will be duly authorized and duly and validly issued, fully paid and nonassessable.

                              3. Upon the issuance of the Dividend Shares in
                      accordance with the Certificate of Designations or the Liquidated Damages Shares in accordance with the Certificate of Designations and the Registration Rights Agreement, such Dividend Shares or Liquidated Damages Shares to be offered by the Selling Securityholders will be duly authorized and duly and validly issued, fully paid and nonassessable.

                              4. The statements under the caption "Certain
                      Federal Income Tax Considerations" in the preliminary prospectus relating to the Depositary Shares included in the Registration Statement, insofar as such statements constitute summaries of federal income tax law, fairly summarize the matters referred to therein.

             Sensormatic Electronics Corporation
             Page 3                                          November 22, 1999



                              We hereby consent to the use of our name under
             the caption "Legal Matters" in the prospectus included in the Registration Statement and to the use of this opinion as an Exhibit to the Registration Statement.


                                               Very truly yours,

                                               /s/ SALANS HERTZFELD HEILBRONN
                                                        CHRISTY & VIENER
                                                   --------------------------